NEWS RELEASE		NYSE Symbol: GL
Contact: Mike Majors 972-569-3627	3700 South Stonebridge Drive McKinney, Texas 75070

GLOBE LIFE INC. ANNOUNCES CHANGE TO VIRTUAL WEBCAST FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

April 8, 2020

McKinney, Texas

Globe Life Inc. (NYSE: GL) announced that its 2020 Annual Meeting of Shareholders has been changed to a virtual webcast due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders and other meeting participants. The Annual Meeting will still be held at 10:00 a.m., Central Daylight Time on Thursday, April 30, 2020, but in a virtual meeting format only, via live audio webcast.

As described in the Company’s proxy materials previously distributed for the Annual Meeting, shareholders at the close of business on the record date of March 3, 2020 are entitled to attend and participate in the Annual Meeting. To attend, participate in, and/or vote during the virtual meeting, registered shareholders may go to http://web.lumiagm.com/245001974, enter the control number found on the upper right-hand corner of their proxy card (or, in the case of beneficial shareholders, enter the meeting attendance number obtained from their bank, broker, or other nominee in advance of the meeting), and enter the meeting code “GLOBELIFEINC2020” (case sensitive). Guests may go to http://web.lumiagm.com/245001974, click on “Guest Access”, and answer a few brief questions to attend the meeting.

For additional information regarding how shareholders may attend, participate in and/or vote at the virtual Annual Meeting, please refer to the company’s additional proxy soliciting material filed with the Securities and Exchange Commission today.

Globe Life Inc. is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct to consumer, and exclusive and independent agencies.

For additional information contact: Mike Majors
Executive Vice President – Administration and Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
Investors@globe.life
Website: https://investors.globelifeinsurance.com